Exhibit 99.3



               Certified Copy of Resolution of Board of Directors


                     Cornerstone Realty Income Trust, Inc.

         The undersigned is the duly elected and acting Secretary of Cornerstone Realty Income Trust, Inc. (the "Company") and in such capacity does certify that the following resolution was duly adopted by the Company's Board of Directors on September 26, 1996, and that such resolution is in full force and effect and has not been amended or repealed:

         RESOLVED, that effective January 1, 1997, non-employee directors of the Company receive an annual fee of $10,000, payable quarterly, with $5,000 paid in cash and $5,000 paid in stock to be issued at the market price at the time of the grant.

         WITNESS, the following signature as of the 17th day of February, 1997



                                                  /s/ Stanley J. Olander, Jr.
                                                  ---------------------------
                                                  Stanley J. Olander, Jr.
                                                  Secretary